Exhibit 99.1

August 22, 2012

Maiden Holdings Announces Pricing of $150 Million 8.25% Non-Cumulative Perpetual Preferred Share Offering and Authorization to Repurchase Common Shares

HAMILTON, Bermuda, Aug. 22, 2012 (GLOBE NEWSWIRE) — Maiden Holdings, Ltd. (Nasdaq:MHLD) today announced that it has priced an underwritten public offering of $150 million of its 8.25% Non-Cumulative Preferred Shares (the “Preferred Shares”), with a liquidation preference of $25.00 per share. Maiden expects to receive the net proceeds from the sale of the Preferred Shares (“Preferred Share Offering”) on August 29, 2012. Except in certain limited circumstances, the Preferred Shares are not redeemable prior to August 29, 2017. After that date, the Company may redeem at its option, in whole or in part, the Preferred Shares at a redemption price of $25.00 per share plus unpaid accumulated dividends to the extent declared. Maiden intends to apply to list the Preferred Shares for trading on the New York Stock Exchange under the symbol “MHPRA.”

Maiden expects to use the net proceeds from the offering for continued support and development of its reinsurance business and for other general corporate purposes, which may include repurchasing the Company’s outstanding common shares and repurchasing the Company’s outstanding 14% 30-year trust preferred securities (“TRUPS”) issued in January 2009. The Company presently has no plans to repurchase a portion of the outstanding TRUPS with these proceeds prior to January 20, 2014 and, pending its use, expects to invest such net proceeds in marketable fixed income securities and short term investments. The Preferred Shares are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).

The Company also announced that its Board of Directors has authorized management at its discretion to purchase its outstanding common shares in an amount not exceeding 50% of the net proceeds of the Preferred Share Offering. Repurchases under the program may be made in open market or privately negotiated transactions or otherwise, from time to time, depending on market conditions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Preferred Shares may be offered only by means of a Prospectus Supplement and accompanying base Prospectus. You may obtain a copy of the Prospectus Supplement and accompanying Prospectus from the SEC at www.sec.gov. Alternatively, the underwriters may arrange to send you these documents if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, calling toll-free 1-800-326-5897 or e-mailing: cmclientsupport@wellsfargo.com.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2012, Maiden had $3.8 billion in assets and shareholders’ equity of $824.3 million.

Forward-Looking Statements

This release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

CONTACT:	Noah Fields, Vice President, Investor Relations
Maiden Holdings, Ltd.
Phone: 441.298.4927
E-mail: nfields@maiden.bm

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